Exhibit 99.1

SeaWorld Entertainment, Inc. Reports First Quarter 2015 Results

ORLANDO, Fla., May 7, 2015— SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported financial results for the quarter ended March 31, 2015.

Overview

	First Quarter 2015	First Quarter 2014
Attendance	3.2 million	3.0 million
Revenue	$214.6 million	$212.3 million
Adjusted EBITDA [1]	$(3.8) million	$(15.0) million
Net loss	$(43.6) million	$(49.2) million
Net loss per diluted share	$(0.51)	$(0.56)

•	Launched new marketing and reputation campaigns

•	Returned $36.3 million to shareholders through dividend declarations thus far in 2015

•	Appointed a new Chief Executive Officer ahead of original timeline

•	Completed a debt refinancing in April which will generate significant interest cost savings

•	On track to deliver $50.0 million in cost reductions by the end of 2015, of which a portion of the savings will be reinvested into incremental marketing and reputation spending as well as offset anticipated increases in labor and other expenses

“The timing of Easter, our consumer event programs, strong passholder visitation and increased promotional offerings helped drive attendance growth in the first quarter,” said Joel Manby, President and Chief Executive Officer of SeaWorld Entertainment, Inc. “Looking ahead to the remainder of the year, we remain cautious as the first quarter accounts for a relatively small portion of full year attendance, competitive pressures remain in Orlando and our marketing and reputation campaigns are still in their early stages.”

First Quarter 2015 Results

For the first quarter of 2015, the Company generated revenue of $214.6 million, an increase of $2.3 million, or 1%, versus the first quarter of 2014. Adjusted EBITDA was a loss of $3.8 million compared to a loss of $15.0 million in the first quarter of 2014. The Company reported a net loss of $43.6 million, or a loss of $0.51 per diluted share, in the first quarter of 2015. In the first quarter of 2014, the Company generated a net loss of $49.2 million, or a loss of $0.56 per diluted share. Net cash provided by operating activities was $37.7 million in the first quarter of 2015 compared to $13.0 million in the prior year first quarter. Free Cash Flow was a deficit of $3.0 million for the first quarter of 2015 compared to a deficit of $33.8 million in the first quarter of 2014.

The increase in revenue was driven by a 5.6% increase in attendance, offset by a total revenue per capita decrease of 4.2% to $66.77 from $69.72 in the first quarter of 2014. Admission per capita, defined as admissions revenue divided by total attendance, decreased by 5.6% to $42.58 in the first quarter of 2015 from $45.12 in the prior year first quarter primarily as a result of an increase in promotional offerings and passholder visitation along with park attendance mix impacts. In-park per capita spending, calculated as food, merchandise and other revenue divided by total attendance, decreased by 1.7% to $24.19 in the first quarter of 2015 compared to $24.60 in the prior year first quarter primarily due to strong passholder visitation for the quarter.

Attendance in the first quarter of 2015 increased due to the impact of an earlier Easter holiday and an overall improvement in demand. The earlier Easter timing caused a shift in the spring break holiday period for some schools in the Company’s key source markets, while the overall improvement in demand was driven by the Company’s consumer event programs, strong passholder visitation and increased promotional offerings.

[1]	This earnings release includes several metrics, including Adjusted EBITDA, Adjusted Net (Loss) Income, Adjusted Net (Loss) Income per Diluted Share and Free Cash Flow that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures” section at the end of this earnings release for the definitions of Adjusted EBITDA, Adjusted Net (Loss) Income, Adjusted Net (Loss) Income per Diluted Share and Free Cash Flow and their reconciliation to their respective most comparable financial measures calculated in accordance with GAAP.

Other

On March 3, 2015, the Company’s Board of Directors declared a cash dividend of $0.21 per share, which was paid on April 1, 2015, to all common stockholders of record at the close of business on March 13, 2015.

On March 30, 2015, the Company’s wholly-owned subsidiary, SeaWorld Parks and Entertainment, Inc. (“SEA”), entered into an incremental term loan amendment, Amendment No. 7 (the “Incremental Amendment”) to its existing Senior Secured Credit Facilities. On April 7, 2015, SEA borrowed $280 million of additional term loans (the “Term B-3 Loans”) pursuant to the Incremental Amendment. The proceeds of the Term B-3 Loans, along with cash on hand, were used to (i) redeem all $260 million of the outstanding principal amount of SEA’s 11.0% Senior Notes due 2016 (the “Redeemed Notes”) at a redemption price of 105.5% plus accrued and unpaid interest on the Redeemed Notes and (ii) pay transaction fees and other expenses in connection with the Term B-3 Loans.

Guidance

The following guidance is based on current management expectations. All financial guidance amounts are estimates subject to change, including as a result of matters discussed under the “Forward-Looking Statements” caption below and the Company undertakes no obligation to update its guidance. For the full year of 2015, the Company expects Adjusted EBITDA in the range of flat to up 3% versus 2014.

Conference Call

The Company will hold a conference call today, Thursday, May 7 at 9 a.m. Eastern Time to discuss its first quarter 2015 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.seaworldentertainment.com by clicking on the “Investor Relations” link located on the upper right corner of that page. For those unable to participate in the live call, a replay of the webcast will be available after 12 p.m. Eastern Time May 7, 2015 via the “Investor Relations” section of www.seaworldentertainment.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on May 7, 2015 through 11:59 p.m. Eastern Time on May 14, 2015 by dialing 1-855-859-2056 from anywhere in the U.S. or 1-404-537-3406 from international locations, conference code 14890367.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net (Loss) Income, Adjusted Net (Loss) Income per Diluted Share and Free Cash Flow. Adjusted EBITDA, Adjusted Net (Loss) Income, Adjusted Net (Loss) Income per Diluted Share and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of liquidity or performance prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP. Adjusted EBITDA, Adjusted Net (Loss) Income, Adjusted Net (Loss) Income per Diluted Share, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the Company’s liquidity or financial performance. Adjusted EBITDA, Adjusted Net (Loss) Income, Adjusted Net (Loss) Income per Diluted Share and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Adjusted EBITDA is defined as net (loss) income before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the Company’s senior secured credit facilities. Adjusted EBITDA is a material component of these covenants. Management presents Adjusted EBITDA because it believes that it provides additional information to investors about the calculation of and compliance with these financial covenants. Management also uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures to evaluate a company’s ability to meet its debt service requirement, to estimate the value of a company and to make informed investment decisions.

Adjusted Net (Loss) Income is defined as net (loss) income before the after-tax impact of the restructuring and other related costs, the secondary offering costs, and the loss on early extinguishment of debt and write-off of discounts and deferred financing costs, if any, during the periods presented. Adjusted Net (Loss) Income per Diluted Share is calculated by dividing Adjusted Net (Loss) Income for the period by the diluted shares outstanding. Management presents Adjusted Net (Loss) Income and Adjusted Net (Loss) Income per Diluted Share to eliminate the impact of items, net of tax, that management does not consider indicative of ongoing operating performance due to their inherent unusual nature or because they result from an event of a similar nature.

Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures. Management presents Free Cash Flow because it believes it provides supplemental information to assist investors in analyzing the Company’s ability to generate liquidity from its operating activities. Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures as it does not take into consideration certain other non-discretionary cash requirements, such as mandatory principal payments on the Company’s long-term debt.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company delivering personal, interactive and educational experiences that blend imagination with nature and enable its customers to celebrate, connect with and care for the natural world we share. The Company owns or licenses a portfolio of globally recognized brands including SeaWorld®, Shamu® and Busch Gardens®. Over its more than 50-year history, the Company has built a diversified portfolio of 11 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection of approximately 89,000 marine and terrestrial animals. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

SeaWorld Entertainment, Inc. is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld rescue team has helped more than 25,000 animals in need over the last 50 years.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position and business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: a decline in discretionary consumer spending or consumer confidence; various factors beyond management’s control adversely affecting attendance and guest spending at the Company’s theme parks; changes in federal and state regulations governing the treatment of animals and claims and lawsuits by activist groups; incidents or adverse publicity concerning the Company’s theme parks; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; change in federal and state regulations governing the treatment of animals; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldentertainment.com).

Contacts:

Investor Relations Inquiries:

SeaWorld Entertainment, Inc.

855.797.8625

Investors@SeaWorld.com

Media Inquiries:

Fred Jacobs

Vice President of Communications

Fred.Jacobs@SeaWorld.com

SOURCE: SeaWorld Entertainment, Inc.

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended
	March 31,		Change
	2015	2014	$	%
Net revenues:
Admissions	$136,840	$137,386	$(546)	(0%	)
Food, merchandise and other	77,752	74,904	2,848	4%

Total revenues	214,592	212,290	2,302	1%
Costs and expenses:
Cost of food, merchandise and other revenues	15,903	16,760	(857)	(5%	)
Operating expenses	153,811	167,912	(14,101)	(8%	)
Selling, general and administrative	51,078	45,076	6,002	13%
Restructuring and other related costs	145	—	145	ND
Secondary offering costs	—	674	(674)	NM
Depreciation and amortization	43,854	41,276	2,578	6%

Total costs and expenses	264,791	271,698	(6,907)	(3%	)

Operating loss	(50,199)	(59,408)	9,209	16%

Other expense, net	261	17	244	NM
Interest expense	20,178	19,704	474	2%

Loss before income taxes	(70,638)	(79,129)	8,491	11%
Benefit from income taxes	(27,040)	(29,912)	2,872	10%

Net loss	$(43,598)	$(49,217)	$5,619	11%

Loss per share:
Net loss per share, basic	$(0.51)	$(0.56)

Net loss per share, diluted (a)	$(0.51)	$(0.56)

Weighted average commons shares outstanding:
Basic	86,097	88,415

Diluted(a)	86,097	88,415

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended
	March 31,		Change
	2015	2014	$	%
Net loss	$(43,598)	$(49,217)	$5,619	11%
Benefit from income taxes	(27,040)	(29,912)	2,872	10%
Interest expense	20,178	19,704	474	2%
Depreciation and amortization	43,854	41,276	2,578	6%
Secondary offering costs (b)	—	674	(674)	NM
Equity-based compensation expense (c)	1,853	762	1,091	143%
Other adjusting items (d)	—	756	(756)	NM
Other non-cash expenses (e)	910	908	2	0%

Adjusted EBITDA(f)	$(3,843)	$(15,049)	$11,206	74%

Net loss	$(43,598)	$(49,217)	$5,619	11%
Secondary offering costs (b)	—	674	(674)	NM
Restructuring and other related costs (g)	145	—	145	ND
Income taxes of certain non-GAAP adjustments	(46)	(258)	212	82%

Adjusted Net Loss	$(43,499)	$(48,801)	$5,302	11%

Net loss per share, diluted	$(0.51)	$(0.56)	$0.05	9%
Secondary offering costs (b)	—	0.01	(0.01)	NM
Restructuring and other related costs (g)	0.00	—	0.00	ND
Income taxes of certain non-GAAP adjustments	(0.00)	(0.00)	0.00	82%

Adjusted Net Loss per share, diluted	$(0.51)	$(0.55)	$0.04	7%

Weighted average shares outstanding, diluted	86,097	88,415

Net cash provided by operating activities	$37,682	$13,011	$24,671	190%
Capital expenditures	40,673	46,827	(6,154)	(13%	)

Free Cash Flow	$(2,991)	$(33,816)	$30,825	91%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	March 31, 2015	December 31, 2014
Cash and cash equivalents	$43,369	$43,906

Total assets	$2,443,863	$2,442,474

Long-term debt, including current maturities:
Term B-2 Loans	$1,348,925	$1,352,438
Revolving credit agreement	30,000	—
Senior Notes (h)	260,000	260,000

Total long-term debt, including current maturities	$1,638,925	$1,612,438

Total stockholders’ equity	$500,613	$579,535

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

	For the Three Months Ended
	March 31,		Change
	2015	2014	#	%
Attendance (in thousands)	3,214	3,045	169	5.6%
Total revenue per capita (i)	$66.77	$69.72	$(2.95)	(4.2%)

NM-Not Meaningful

ND-Not Determinable

(a)	During the three months ended March 31, 2015 and 2014, the Company excluded potentially dilutive shares of approximately 615,000 and 337,000, respectively, from the calculation of diluted loss per share as their effect would have been anti-dilutive due to the Company’s net loss in those periods.

(b)	Reflects fees and expenses incurred prior to March 31, 2014 in connection with the secondary offering of the Company’s common stock in April 2014. Pursuant to the Registration Rights Agreement, the Company paid all expenses related to the offering, other than underwriting discounts and commissions. No shares were sold by the Company in the secondary offering and the selling stockholders received all of the net proceeds from the offering.

(c)	Reflects non-cash compensation expense associated with the grants of equity compensation.

(d)	Reflects certain non-recurring product and intellectual property development costs incurred in the three months ended March 31, 2014. These costs were previously recognized on a year to date basis in the Company’s Adjusted EBITDA calculation for the second quarter of 2014. The Adjusted EBITDA covenant calculations presented in the table above do not reflect certain other adjusting items incurred in the three months ended March 31, 2015 as described in footnote (f) below.
(e)	Reflects non-cash expenses related to miscellaneous asset write-offs and non-cash losses on derivatives.

(f)	For covenant calculation purposes under the Company’s credit agreement, the amount which the Company is able to add back to Adjusted EBITDA for restructuring and other related costs and certain other adjusting items, including product and intellectual property development costs, is limited to $10.0 million for any four consecutive quarters (with certain unused amounts carried over from the prior fiscal year). Due to these limitations, the Adjusted EBITDA covenant calculations presented in the table above do not reflect $0.1 million related to restructuring and other related costs and $0.6 million of product and intellectual property development costs incurred in the three months ended March 31, 2015.
(g)	Reflects restructuring and other related costs for the three months ended March 31, 2015 relating to severance and other employment expenses for individuals with continuing service obligations which were impacted by the restructuring program announced in December 2014.

(h)	On April 7, 2015, the Company borrowed $280.0 million of additional term loans (the “Term B-3 Loans”). The proceeds of the Term B-3 Loans, along with cash on hand, were used to (i) redeem all $260.0 million of the outstanding principal amount of the Company’s 11.0% Senior Notes due 2016 (the “Redeemed Notes”) at a redemption price of 105.5% plus accrued and unpaid interest on the Redeemed Notes and (ii) pay transaction fees and other expenses in connection with the Term B-3 Loans.

(i)	Calculated as total revenues divided by attendance.